Exhibit 99.1

FOR IMMEDIATE RELEASE                                              Contact: Lisa M. O'Neill
                                                                                                                Executive Vice President
                                                                                                                and Chief Financial Officer
                                                                                                                (574) 267-9125
                                                                                                                lisa.oneill@lakecitybank.com
Lake City Bank Parent Announces 14% Increase in
Cash Dividend and Stock Split
Warsaw, Indiana (July 13, 2016) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, announced that the Board of Directors approved a quarterly cash dividend for the second quarter of 2016 of $0.28 per share, payable on August 5, 2016 to shareholders of record as of July 25, 2016. The cash dividend represents a 14% increase over the quarterly cash dividend rate paid in 2015. The Board of Directors also authorized a 3-for-2 stock split, to be effected in the form of a 50% stock dividend.

The cash dividend is payable on August 5, 2016, to shareholders of record on July 25, 2016 and will be paid on the number of shares outstanding prior to the stock split. The stock split, in the form of a dividend, will be distributed on August 5, 2016, to shareholders of record as of July 25, 2016. Any fractional shares resulting from the stock split will be paid in cash based on the average closing prices of Lakeland's common stock over the five trading days immediately preceding the payment date. The Company's quarterly cash dividend per share rate will be adjusted going forward for the 3-for-2 stock split.

David M. Findlay, President and Chief Executive Officer, commented, "These two actions are a reflection of both our strong performance in 2016 and our consistently strong performance over a long period of time. Over the past 10 years, our stock price has increased 112% compared to a decline of 13% for the Nasdaq Bank Index. Further, our total return since April 28, 2006 is 175% and takes into effect the impact of dividends paid."

Findlay added, "We believe this stock split will place the market price of the Company's common stock in a more attractive range for investors and, by increasing the number of shares available for sale, we also expect this will help increase the liquidity in the Company's common stock."

Lake City Bank, a $3.9 billion bank headquartered in Warsaw, Indiana, is the fourth largest bank in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 48 branch offices in northern and central Indiana, delivering technology-driven solutions in a client-centric way to individuals and businesses. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit www.lakecitybank.com.
This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the Company and its business, including factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K.